SUB-ITEM 77K

CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

At a meeting held on March 3, 2015, the Board of Trustees of the Emerald Small Cap Value Fund (the “Fund”), with the approval and recommendation of the Audit Committee of the Board of Trustees of the Fund, selected Deloitte & Touche LLP (“Deloitte”) to serve as the independent registered public accounting firm for the Fund, for the Fund’s fiscal year ended September 30, 2015.  The Fund was organized as a successor to the Elessar Small Cap Value Fund (the “Predecessor Fund”), a series of Elessar Funds Investment Trust, and was reorganized with and into the Fund on June 26, 2015.  The Predecessor Fund’s independent registered public accounting firm was Skoda Minotti and Skoda Minotti was dismissed as of March 3, 2015.  The decision to select Deloitte as the Fund’s independent registered public accounting firm followed the December 26, 2014 transaction by Elessar Investment Management, LLC (“Elessar”), the investment adviser of the Predecessor Fund, to enter into an asset purchase agreement with Emerald Mutual Fund Advisers Trust (“Emerald Advisers”) to sell to Emerald Advisers substantially all the assets related to the business and operations of Elessar as they relate to Elessar’s management of the Predecessor Fund.  During the Predecessor Fund’s fiscal years ended September 30, 2014 and September 30, 2013, and through June 26, 2015 (the inception date of the Fund), neither the Predecessor Fund nor anyone on its behalf consulted with Deloitte on items that: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Predecessor Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K under the Securities Exchange Act of 1934) or reportable events (as described in paragraph (a)(1)(iv) of said Item 304).

Throughout the Predecessor Fund’s two most recent fiscal years ended September 30, 2014 and September 30, 2013, and through June 26, 2015, the Predecessor Fund had no disagreements with Skoda Minotti on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, and there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.  With respect to the Predecessor Fund, Skoda Minotti’s audit opinions for the past two fiscal years ended September 30, 2014 and September 30, 2013, did not contain either an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The Registrant has provided a copy of the disclosures contained in this Exhibit 77K to Skoda Minotti prior to the date of filing of this Form N-SAR with the U.S. Securities and Exchange Commission (the “Commission”), as required by Item 304(a)(3) of Form S-K.  In addition, the Registrant has requested that Skoda Minotti confirm in a letter provided to the Registrant and addressed to the Commission that it agrees with the representations contained in this Exhibit 77K, and Skoda Minotti’s response addressed to the Commission is also included in this Exhibit 77K.